QUIZNO'S SIGNS 17 NEW AREA DIRECTOR AGREEMENTS


Denver, Colorado, June 26, 1997 - the QUIZNO'S Corporation (Nasdaq: QUIZ) announced today it has signed 17 Area Director agreements since the first of the year, including six agreements for expanded territories by existing Area Directors. This brings the total number of QUIZNO'S markets under development to more than 80, adding British Columbia, Canada and Puerto Rico.

"Our Area Directors currents are developing territories that cover approximately 59% of the population of the United States as well as portion of the Canada, "said Rick Schaden, President/CEO of The QUIZNO'S Corporation. "Through ongoing development of these markets by our Area Directors, we're moving forward towards our goal to position QUIZNO'S in a solid third place among all sub sandwich brands in terms of units open by the end of 1997".

The  Area  Directors  and  their  territories  are  as  follows:

- Sam and Karen Herr of Valencia, California; Santa Barbara, Santa Maria and San Luis Obispo markets;
- Mark Roby and Geoff Roby of Boise, Idaho; developing Chico-Redding, Eureka and El Dorado in California;
-  Dave West of Clovis, California; Fresno-Visalia and West County in
   California;
- David Bloom and Brad Bayliss d/b/a Falcon Financial Corporation of Englewood, Colorado; developing El Paso County in Colorado;
-  Paul Mattison of Sarasota, Florida; Ft. Myers-Naples market in Florida;
- Bruce Schilling of Gillette, Wyoming; Minot, Bismarck and Dickinson in North Dakota;
-  Roger Grieco of Farragut, tennessee; Knoxville an dChattanooga in Tennessee;
- Mark Rosen of Springfield, Missouri; Springfield, Missouri and Joplin-Pittsburgh, Kansas markets;
- Ron Morris of Sea Bright, New Jersey; Charlotte and the Greenville-Spartanburg-Ashville areas covering counties in North Carolina, South Carolina and Georgia;
- Brooksy Smith and Bob Smith d/b/a Equity Securities, Inc. of Englewood, Colorado; developing the Houston and Victoria markets in Texas;
- Rafael Perez Zayas, Maria Elena Torres and Arnaldo Zayas d/b/a Aprendo Strada, Inc. of Dorado, Puerto Rico; developing the Puerto Rico towns of San Juan, Trujillo Alto, Carolina, Guaynabo, Bayamon and Caguas;
- Chris Moradian and Alvin Blaise of North Vancouver, British Columbia; British Columbia, Canada market

In other company news, the The QUIZNO'S Annual Meeting was held June 6 in Denver, and all issues put before the shareholders were ratified. Items approved including election of directors to serve until the next meeting or until their successors are duly elected and qualified, an increase from 90,000 to 140,000 in the number of shares of the Company's Common Stock reserved for the Non-Employee Directors and Advisors Stock Option Plan and the ratification of Ehrhardt Keefe Steiner & Hottman PC as independent auditors for the 1997 fiscal year.

QUIZNO'S, a popular Denver-based chain for 16 years, is a quick-service, Italian deli-style concept which serves signature oven-baked Classic Subs. The QUIZNO'S Corporation completed an IPO in February 1994 as part of a strategy to take the concept national. Currently, QUIZNO'S restaurants are open in 28 states and Canada.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions and the eating habits of the American public. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

Contact  for  more  information:
Sue Hoover or Deb Leider, QUIZNO'S Corporate Communications, (303) 706-9338 (direct line).